March 2, 2000


TransAmerican Holdings, Inc.
468 N. Camden Drive,   Suite 200
Beverly Hills, CA 90210

Re:  Lock-Up of Securities

Gentlemen:

The undersigned is the record owner of 500,000 shares of the common stock of TransAmerican Holdings, Inc, par value $.001 per share (the "Shares"). Such Shares, in time, will be eligible for sale under Rule 144 promulgated under the Secur8ities Act of 1933, as amended, subject to certain limitations included in said Rule.

The undersigned, together with Najib Choufani, Fred E. Tannous and Frederick Manlunas, and each of them, agree as follows:

1. The undersigned will not sell, contract to sell, or make any other disposition of , or grant any purchase option for the sale of, any of the shares of the common stock owned by the undersigned, directly or indirectly, until such time as the Company has entered into a merger or acquisition or the Company is no longer classified as a "blank check" company, as that term is defined in the Form 10-SB 12G on file with the Securities and Exchange Commission, whichever first occurs.

2. The undersigned acknowledges that Manhattan Transfer Registrar Co., 58 Dorchester Road, Lake Ronkonkoma, NY 11779, the transfer agent for the Company, has been advised of the restrictions described herein and that any attempts by the undersigned to violate said restriction may result in legal action(s) by the Company. The undersigned further agrees, upon the request of the Company, that in addition to any other restrictions reflecting that the Shares have not been registered under the
         Securities Act of 1933, as amended, may be placed on individual certificates issued.

Very truly yours,


Michael Savage